Exhibit 10.1

Reviewed & Updated by PMV Board as of:

April 21, 2025 (“Updated Effective Date”)

PMV PHARMACEUTICALS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

PMV Pharmaceuticals, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 6 of this Policy, this Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities (the “Registration Statement”).

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Each Outside Director who serves as the chair of the Board, the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Chair of the Board $35,000

Chair of Audit Committee: $15,000

Member of Audit Committee: $7,500

Chair of Compensation Committee: $10,000

Member of Compensation Committee: $5,000 Chair of Nominating and Governance Committee: $8,000 Member of Nominating and Governance Committee: $4,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

2.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)
No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)
Initial Award. Following the Updated Effective Date, each individual who becomes a newly appointed Outside Director will be granted an award of stock options (an “Initial Award”) covering 67,000 Shares (subject to adjustment for changes in capitalization under the Plan). The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Subject to Section 3 of this Policy, each Initial Award will vest in equal amounts on the same day of the month as the date the individual first becomes an Outside Director over the 36 months following the month during which the individual first becomes an Outside Director, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c)
Annual Award. On the date of each annual meeting of the Company’s stockholders following the Updated Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of stock options (an “Annual Award”) covering 33,500 Shares (subject to adjustment for changes in capitalization under the Plan).

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one- year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

3.
Change in Control

In the event of a Change in Control, each Outside Director outstanding Company equity awards will accelerate and vest.

4.
Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

5.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.